Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Swift Transportation Company:

We consent to the incorporation by reference in the registration statement (No. 333-171796) on Form S-8 of Swift Transportation Company of our report dated March 29, 2011, with respect to the consolidated balance sheets of Swift Transportation Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Swift Transportation Company.

The audit report covering the December 31, 2010 consolidated financial statements of Swift Transportation Company refers to the adoption of Accounting Standards Update No. 2009-16, Accounting for Transfers of Financial Assets, included in FASB ASC Topic 860, Transfers and Servicing.

(signed) KPMG LLP

Phoenix, Arizona
March 29, 2011